Exhibit 5.1

December 6, 2024

Harvard Bioscience , Inc.

84 October Hill Road

Holliston, MA 01746

Re:	Shelf Registration Statement

Ladies and Gentlemen:

We have acted as counsel to Harvard Bioscience, Inc., a Delaware corporation (the “Company”), with respect to certain legal matters in connection with the Company’s registration pursuant to a registration statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and sale by the Company from time to time pursuant to Rule 415 under the Securities Act, of (i) common stock, $0.01 par value per share, of the Company (the “Common Stock”), (ii) preferred stock, $0.01 par value per share, of the Company (the “Preferred Stock,” and along with the Common Stock, the “Company Stock”), (iii) warrants to purchase Common Stock or Preferred Stock (the “Warrants”), and (iv) units consisting of any combination of Common Stock, Preferred Stock or Warrants (the “Units”), having an aggregate public offering price not to exceed $100,000,000, in each case on terms to be determined at the time of offering by the Company. The Company Stock, Warrants and Units are collectively referred to herein as the “Securities.” The Securities will be offered in amounts, at prices and on terms to be set forth in supplements (each, a “Prospectus Supplement”) to the prospectus (the “Prospectus”) contained in the Registration Statement. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K in connection with the filing of the Registration Statement.

We have examined such records of the Company, and other documents as we have considered necessary or appropriate for the purposes of this opinion letter. In our examination of such documents, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents.

In connection with rendering the opinions set forth below, we have assumed that:

(a) the Certificate of Incorporation (the “Charter”) and Bylaws (the “Bylaws”) of the Company, each as amended through the date hereof, will not have been further amended in any manner that would affect any legal conclusion set forth herein, and any Certificate of Designations in respect of any series of Preferred Stock will be in conformity therewith and with applicable law;

(b) the consideration paid for any shares of Company Stock will comply with Section 153(a) or Section 153(b) of the Delaware General Corporation Law (the “DGCL”) or any successor provision;

(c) the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective under the Securities Act and such effectiveness will not have been terminated or rescinded;

(d) a Prospectus Supplement will have been prepared and filed with the Securities and Exchange Commission describing the Securities offered thereby;

(e) all Securities will be offered and sold in compliance with applicable federal and state securities or “blue sky” laws and in the manner specified in the Registration Statement and the applicable Prospectus Supplement;

(f) with respect to Securities to be offered through an agent, underwriter or dealer or to or through a market maker, the form, terms and conditions of a definitive purchase, placement, agency, underwriting or similar agreement with respect to such Securities or, with respect to Securities to be sold by the Company directly to investors in privately negotiated transactions, the form, terms and conditions of a definitive purchase agreement with respect to such Securities (such agreement with respect to any offering of Securities, the “Definitive Agreement”) will have been duly authorized and validly executed and delivered by the Company and the other parties thereto;

(g) in the case of Common Stock, including any Common Stock issuable upon conversion, exchange or exercise of any Securities being offered, the Board of Directors of the Company (the “Board”) will have taken all necessary corporate action to approve the issuance of the Common Stock and the issuance of such shares of Common Stock will not violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and will comply with any requirements or restrictions imposed by any court or governmental body having jurisdiction over the Company;

(h) in the case of Preferred Stock of any series, including any Preferred Stock issuable upon conversion, exchange or exercise of any Securities being offered, the Board will have taken all necessary corporate action to approve the issuance of the Preferred Stock of such series and to designate and establish the terms of such series and will have caused an appropriate Certificate of Designations or amendment to the Charter with respect to such series of Preferred Stock to be prepared and filed with the Secretary of State of the State of Delaware, and the terms of such series of Preferred Stock will not violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and will comply with any requirements or restrictions imposed by any court or governmental body having jurisdiction over the Company;

(i) in the case of Warrants (i) the Board will have taken all necessary corporate action to authorize the creation of and the terms of such Warrants and the issuance of the Securities to be issued upon exercise of such Warrants and to approve any warrant agreement relating thereto (the “Warrant Agreement”), (ii) the Warrant Agreement will have been duly executed and delivered by the Company and the warrant agent thereunder, if any, appointed by the Company, (iii) each person signing the Warrant Agreement will have the legal capacity and authority to do so, (iv) neither such Warrants nor the Warrant Agreement will include any provision that is unenforceable, that violates any applicable law or results in a default under or breach of any agreement or instrument binding upon the Company, (v) such Warrants or certificates representing such Warrants will have been duly executed, countersigned, registered and delivered in accordance with the provisions of the Warrant Agreement and (vi) the issuance and sale of the Warrants will not violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and will comply with any requirements or restrictions imposed by any court or governmental body having jurisdiction over the Company;

(j) in the case of Units (i) the Board will have taken all necessary corporate action to authorize the creation of and the terms of such Units and the issuance of the Company Stock or Warrants comprising such Units and to approve any unit agreement relating thereto (the “Unit Agreement”), (ii) the Unit Agreement will have been duly executed and delivered by the Company and the unit agent thereunder, if any, appointed by the Company, (iii) each person signing the Unit Agreement will have the legal capacity and authority to do so, (iv) none of the Units or the Company Stock or Warrants comprising such Units nor the Unit Agreement will include any provision that is unenforceable, that violates any applicable law or results in a default under or breach of any agreement or instrument binding upon the Company; (v) such Units or certificates representing such Units, if any, will have been duly executed, countersigned, registered and delivered in accordance with the provisions of the Unit Agreement and (vi) the issuance and sale of the Units will not violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and will comply with any requirements or restrictions imposed by any court or governmental body having jurisdiction over the Company;

(k) certificates representing shares of Company Stock will have been duly executed, countersigned, registered and delivered, or if uncertificated, valid book-entry notations will have been made in the share register of the Company, in each case in accordance with the provisions of the Company’s Charter and Bylaws, each as amended and then in effect;

(l) there will be sufficient Common Stock or Preferred Stock authorized under the Charter and then in effect and not otherwise issued or reserved for issuance;

(m) the purchase price for Company Stock payable to the Company or, if such shares are issuable upon conversion, exchange, redemption or exercise of other Securities, the consideration payable to the Company for such conversion, exchange, redemption or exercise will not be less than the par value of such shares, in the case of Common Stock, or the lesser of such purchase price or such consideration, as the case may be, or the amount of such purchase price or such consideration, as the case may be, timely determined by the Board to constitute the stated capital applicable to such shares, in the case of shares of Preferred Stock; and

(o) the Company will continue to be validly existing and in good standing under the laws of the State of Delaware, with the requisite power and authority to issue and sell all such Securities at such time.

Based on the foregoing, and subject to the assumptions, qualifications, limitations, and exceptions set forth herein, we are of the opinion that:

(1) When the Company Stock has been issued and delivered either (i) in accordance with the terms of the applicable Definitive Agreement, upon payment of the consideration therefor provided for therein, or (ii) upon conversion, exchange or exercise of any Preferred Stock, Warrants or Units, in accordance with the terms of such security or the instrument governing such security providing for such conversion, exchange or exercise, the Company Stock will be validly issued, fully paid and nonassessable.

(2) When the Warrants have been duly executed and countersigned in accordance with the Warrant Agreement and issued and delivered in accordance with the terms of the applicable Definitive Agreement upon payment of the consideration therefor provided therein, such Warrants will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

(3) When the Units have been duly executed and countersigned in accordance with the Unit Agreement and issued and delivered in accordance with the terms of the applicable Definitive Agreement upon payment of the consideration therefor provided therein, such Units will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

We express no opinion concerning (a) any provision that relates to severability or separability or purports to require that all amendments, supplements or waivers to be in writing, or (b) the enforceability of indemnification provisions to the extent they purport to relate to liabilities resulting from or based upon negligence or any violation of federal or state securities or blue sky laws.

In addition, our opinions in paragraphs 2 and 3 above are subject to (a) the effect of bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors, (b) the effect of general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether enforcement is considered in a proceeding in equity or at law, and the discretion of the court before which any proceeding therefore may be brought, (c) the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of, or contribution to, a party with respect to a liability where such indemnification or contribution is contrary to public policy, (d) the rights or remedies available to any party for violations or breaches of any provisions of the Warrants and Units, as applicable, that are immaterial or the enforcement of which would be unreasonable under the then existing circumstances, (e) the rights or remedies available to any party for material violations or breaches that are the proximate result of actions taken by any party to the Warrants and Units, as applicable, other than the party against which enforcement is sought, which actions such other party is not entitled to take pursuant to the Warrants and Units, as applicable, or that otherwise violate applicable laws, (f) the rights or remedies available to any party that takes discretionary action that is arbitrary, unreasonable or capricious, or is not taken in good faith or in a commercially reasonable manner, whether or not the Warrants and Units, as applicable, permit such action or (g) the effect of the exercise of judicial discretion, whether in a proceeding in equity or at law.

The foregoing opinions are limited to the DGCL (including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting these laws), applicable federal laws of the United States of America and, as to the Warrants and Units constituting binding obligations of the Company, the laws of the State of New York, and we express no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign.

We hereby consent to the references to McDermott Will & Emery LLP under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to the Registration Statement. By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ McDermott Will & Emery LLP
McDermott Will & Emery LLP

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